CONTACTS:

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Robert Herta
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Carl Anderson
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Meritor Reports Second-Quarter Fiscal Year 2014 Results

Achieves Year-Over-Year Adjusted EBITDA Margin Expansion of 170 Basis Points

Raises Fiscal Year 2014 Revenue and Earnings Guidance

TROY, Mich., (May 1, 2014) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its second fiscal quarter ended March 31, 2014.

Second-Quarter Highlights

•	Sales were $962 million, up $54 million or 6 percent, from the same period last year.

•	Net income on a GAAP basis was $1 million, compared to a net loss of $4 million in the same period last year.

•
Net loss from continuing operations was $2 million or $0.02 per diluted share, compared to a loss of $4 million or $0.04 per diluted share in the prior year. Adjusted income from continuing operations was $21 million, or $0.22 per diluted share, compared to $6 million, or $0.06 per diluted share, a year ago.

•	Adjusted EBITDA was $78 million, compared with $58 million in the prior year.

•	Adjusted EBITDA margin was 8.1 percent, compared to 6.4 percent in the same period last year.

•	Free cash flow was $9 million, compared to negative $26 million in the same quarter of last year.

•	Issued $225 million of new 6.25 percent notes due in 2024; proceeds plus cash used to redeem $250 million of outstanding 10.625 percent notes due in 2018 and to repay term loan balance in full.

Second-Quarter Results
For the second quarter of fiscal year 2014, Meritor posted sales of $962 million, up 6 percent from the same period last year. The increase was primarily due to higher commercial truck production in North America and Europe, partially offset by the anticipated step down in the company’s revenue from the Family of Medium Tactical Vehicles (FMTV) program.
Net loss from continuing operations, on a GAAP basis, was $2 million or $0.02 per diluted share, compared to a loss from continuing operations of $4 million or $0.04 per diluted share in the prior year.
Adjusted income from continuing operations in the second quarter of fiscal year 2014 was $21 million, or $0.22 per diluted share, compared to $6 million, or $0.06 per diluted share, a year ago. Adjusted income from continuing operations excludes the impact of a $21 million loss on debt extinguishment primarily associated with the redemption of the company’s $250 million outstanding 10.625 percent notes due in 2018.
Adjusted EBITDA was $78 million, compared to $58 million in the second quarter of fiscal year 2013. Adjusted EBITDA margin for the second quarter of fiscal year 2014 was 8.1 percent, compared to 6.4 percent in the same period last year. Year-over-year reductions in material and other costs and the favorable impact of higher revenue were the primary drivers of increased adjusted EBITDA and adjusted EBITDA margin.
Cash flow provided by operating activities in the second quarter of fiscal year 2014 was $22 million, compared to negative $18 million in the same period last year. Free cash flow for the second quarter of fiscal year 2014 was $9 million, compared to negative $26 million in the prior year. The improvement in both cash flow metrics is primarily due to lower pension contributions and lower cash interest payments.
Second-Quarter Segment Results
Commercial Truck & Industrial sales were $763 million, up $51 million compared with the same period last year. The increase was primarily due to higher commercial truck production in North America and Europe, partially offset by lower defense revenue. Segment EBITDA for the Commercial Truck & Industrial segment was $57 million for the quarter, up $20 million or 54 percent from the second quarter of fiscal year 2013. Segment EBITDA margin increased to 7.5 percent, up from 5.2 percent in the same period last year. Year-over-year reductions in material and other costs and the favorable impact of higher revenue more than offset the impact of the expected step down in the company’s FMTV revenue.

The Aftermarket & Trailer segment posted sales of $232 million, up $8 million from the same period last year. Segment EBITDA for Aftermarket & Trailer was $22 million, flat from the second quarter of fiscal year 2013. Segment EBITDA margin was down slightly at 9.5 percent from 9.8 percent in the same period last year. The loss of earnings associated with the company’s ownership interest in Suspensys, which was sold in the fourth quarter of fiscal year 2013, as well as certain inventory reserves recorded in the quarter, offset the benefit of slightly higher revenue.
Capital Market Transactions
Meritor enhanced its financial flexibility with capital market transactions completed in the second quarter of fiscal year 2014. The company issued $225 million of 6.25 percent notes due in 2024. Net proceeds and balance sheet cash were used to complete the redemption of $250 million of 10.625 percent notes due in 2018 and pay off the remaining $41 million term loan balance. As a result of these actions, Meritor expects to reduce its annual cash interest by approximately $14 million.
The company also amended its revolving credit agreement in February. The maturity date was extended to February 2019 and the facility size was increased to $499 million through April 2017. The facility size then becomes $410 million through February 2019. This amendment also reduces drawn pricing by 75 basis points and increases the leverage ratio covenant from 2.0x to 2.25x through maturity.

Outlook for Fiscal Year 2014
The company is raising its revenue and earnings guidance as follows:

•	Revenue in the range of $3.75 billion to $3.8 billion (increased from approximately $3.7 billion), assuming constant currency.

•	Adjusted EBITDA margin to be approximately 7.7 percent (increased from approximately 7.5 percent).

•	Adjusted earnings per share from continuing operations in the range of $0.50 to $0.60 (increased from the range of $0.30 to $0.40).

Meritor is reaffirming its total free cash flow guidance at breakeven to $25 million.

The company anticipates the following:

•	Capital expenditures in the range of $75 million to $85 million (reduced from the range of $80 million to $90 million).

•	Interest expense in the range of $95 million to $105 million (reduced from the range of $105 million to $115 million), excluding the $21 million loss on debt extinguishment.

•	Cash interest in the range of $80 million to $90 million (reduced from the range of $85 million to $95 million).

•	Cash income taxes in the range of $40 million to $50 million (reduced from the range of $45 million to $55 million).

“With our strong execution in the first half of the fiscal year and the anticipated strength in the North American market for Class 8 trucks, we’ve raised our full-year guidance for revenue, adjusted EBITDA margin and adjusted earnings per share,” said Chairman, CEO and President Ike Evans. “Our optimism for the second half is slightly tempered as markets in South America, Europe and India indicate softness in commercial truck demand in these regions.”
Second-Quarter Fiscal Year 2014 Conference Call
Meritor will host a conference call and webcast to discuss the company’s second-quarter results for fiscal year 2014 on Thursday, May 1, 2014, at 9 a.m. (ET).
To participate, call (617) 213-4867, 10 minutes prior to the start of the call. Please reference passcode 66246048 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. on May 1, until 11:59 p.m. May 8, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay passcode 63744937. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.
About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of more than 9,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at meritor.com.
Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. SEC filings may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design through 2015; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow and net debt which are non-GAAP financial measures.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by consolidated sales. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt, including retirement liabilities, is defined as total debt plus pension assets, pension liability, retiree medical liability and other retirement benefits less cash and cash equivalents.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA and Adjusted EBITDA margin are meaningful measures of performance as they are commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt. Net debt, including retirement liabilities, is a specific financial measure which is part of our three-year plan, M2016, to reduce debt and other balance sheet liabilities.

Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Segment EBITDA and EBITDA Margins
Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Sales	$962	$908	$1,869	$1,799
Cost of sales	(846)	(813)	(1,650)	(1,621)
GROSS MARGIN	116	95	219	178
Selling, general and administrative	(66)	(65)	(125)	(127)
Restructuring costs	(2)	(11)	(3)	(17)
Other operating expense	—	(1)	(1)	(2)
OPERATING INCOME	48	18	90	32
Equity in earnings of affiliates	9	10	17	19
Interest expense, net	(48)	(25)	(75)	(54)
INCOME (LOSS) BEFORE INCOME TAXES	9	3	32	(3)
Provision for income taxes	(9)	(7)	(19)	(17)
INCOME (LOSS) FROM CONTINUING OPERATIONS	—	(4)	13	(20)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	3	—	3	(5)
NET INCOME (LOSS)	3	(4)	16	(25)
Less: Net Income attributable to noncontrolling interests	(2)	—	(4)	—
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$1	$(4)	$12	$(25)

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$(2)	$(4)	$9	$(20)
Income (loss) from discontinued operations	3	—	3	(5)
Net income (loss)	$1	$(4)	$12	$(25)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$(0.02)	$(0.04)	$0.09	$(0.20)
Discontinued operations	0.03	—	0.03	(0.05)
Diluted earnings (loss) per share	$0.01	$(0.04)	$0.12	$(0.25)

Diluted average common shares outstanding	97.6	97.2	99.2	96.9

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	March 31, 2014	September 30, 2013
ASSETS:
Cash and cash equivalents	$233	$318
Receivables, trade and other, net	618	596
Inventories	436	414
Other current assets	58	56
TOTAL CURRENT ASSETS	1,345	1,384
Net property	410	417
Goodwill	437	434
Other assets	339	335
TOTAL ASSETS	$2,531	$2,570

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$6	$13
Accounts payable	696	694
Other current liabilities	345	339
TOTAL CURRENT LIABILITIES	1,047	1,046
Long-term debt	1,082	1,125
Retirement benefits	868	886
Other liabilities	316	335
Total deficit attributable to Meritor, Inc.	(813)	(850)
Noncontrolling interests	31	28
TOTAL DEFICIT	(782)	(822)
TOTAL LIABILITIES AND DEFICIT	$2,531	$2,570

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Sales:
Commercial Truck & Industrial	$763	$712	$1,490	$1,427
Aftermarket & Trailer	232	224	440	427
Intersegment Sales	(33)	(28)	(61)	(55)
Total sales	$962	$908	$1,869	$1,799
EBITDA:
Commercial Truck & Industrial	$57	$37	$110	$71
Aftermarket & Trailer	22	22	41	35
Segment EBITDA	79	59	151	106
Unallocated legacy and corporate costs, net	(1)	(1)	(3)	(2)
Adjusted EBITDA	78	58	148	104
Interest expense, net	(48)	(25)	(75)	(54)
Provision for income taxes	(9)	(7)	(19)	(17)
Depreciation and amortization	(17)	(17)	(33)	(33)
Loss on sale of receivables	(2)	(2)	(5)	(3)
Restructuring costs	(2)	(11)	(3)	(17)
Noncontrolling interests	(2)	—	(4)	—
Income (Loss) from Continuing Operations attributable to Meritor, Inc.	(2)	(4)	9	(20)
Income (Loss) from Discontinued Operations attributable to Meritor, Inc.	3	—	3	(5)
Net income (loss) attributable to Meritor, Inc.	$1	$(4)	$12	$(25)

Adjusted EBITDA Margin (1)	8.1%	6.4%	7.9%	5.8%
(1) Adjusted EBITDA margin equals Adjusted EBITDA divided by consolidated sales.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended March 31,
	2014	2013
OPERATING ACTIVITIES
Income (loss) from continuing operations	$13	$(20)
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	33	33
Restructuring costs	3	17
Loss on debt extinguishment	21	5
Equity in earnings of affiliates	(17)	(19)
Pension and retiree medical expense	20	22
Other adjustments to income (loss) from continuing operations	5	7
Dividends received from affiliates	11	7
Pension and retiree medical contributions	(19)	(48)
Restructuring payments	(4)	(12)
Changes in off-balance sheet accounts receivable factoring	17	(44)
Changes in assets and liabilities	(60)	(44)
Operating cash flows provided by (used for) continuing operations	23	(96)
Operating cash flows used for discontinued operations	(5)	(13)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	18	(109)
INVESTING ACTIVITIES
Capital expenditures	(25)	(23)
Net investing cash flows used for continuing operations	(25)	(23)
Net investing cash flows provided by discontinued operations	3	6
CASH USED FOR INVESTING ACTIVITIES	(22)	(17)
FINANCING ACTIVITIES
Repayment of notes and term loan	(308)	(236)
Proceeds from debt issuance	225	225
Debt issuance costs	(9)	(6)
Other financing activities	13	2
CASH USED FOR FINANCING ACTIVITIES	(79)	(15)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(2)	1
CHANGE IN CASH AND CASH EQUIVALENTS	(85)	(140)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	318	257
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$233	$117

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Income (loss) from continuing operations attributable to Meritor, Inc.	$(2)	$(4)	$9	$(20)
Adjustments:
Restructuring costs, (net of tax)	2	10	3	15
Loss on debt extinguishment	21	—	21	—
Adjusted income (loss) from continuing operations	$21	$6	$33	$(5)

Diluted earnings (loss) per share from continuing operations	$(0.02)	$(0.04)	$0.09	$(0.20)
Impact of adjustments on diluted earnings per share	0.24	0.10	0.24	0.15
Adjusted diluted earnings (loss) per share from continuing operations	$0.22	$0.06	$0.33	$(0.05)

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Cash flows provided by (used for) operating activities	$22	$(18)	$18	$(109)
Capital expenditures	(13)	(8)	(25)	(23)
Free cash flow	9	(26)	(7)	(132)

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